PRESS RELEASE

                                                     Contact Information

                                                     Karen Chrosniak
                                                     Ed Babcock
                                                     Adelphia Business Solutions
                                                     814-274-9830

FOR IMMEDIATE RELEASE:
---------------------


 ADELPHIA BUSINESS SOLUTIONS, INC ANNOUNCES THIRD QUARTER RESULTS OF OPERATIONS

                       Coudersport, PA - November 9, 2000

      John J. Rigas, Chairman of Adelphia Communications Corporation ("Adelphia") (NASDAQ NNM: ADLAC) and Adelphia Business Solutions, Inc. ("the Company") (NASDAQ NNM: ABIZ) reported results of operations for the Company for the third quarter which ended on September 30, 2000. Third quarter results saw record levels of consolidated operating revenues of $93.6 million, and record access line installations of 83,225. Net loss applicable to common shareholders for the third quarter totaled $75.8 million, or $1.08 per share, compared with $53.7 million, or $0.97 per share, for the same period in the prior year. Summarized financial results are included in Tables 1, 2, 3 and 4 below.

      As presented in Table 1, on a sequential quarterly basis, consolidated revenues increased 16.6% to $93.6 million in the September 2000 quarter, from $80.2 million in the June 2000 quarter and were 115.8% higher than the comparable period in the prior year. Consolidated revenues were comprised of voice revenue (includes local, long-distance and other revenues) of $76.2 million in the September 2000 quarter as compared with $64.5 million in the June 2000 quarter and data revenue (includes internet and dedicated access and data services) of $17.4 million in the September 2000 quarter as compared with $15.7 million in the June 2000 quarter. Average revenue per installed access line in the September quarter was $50 per month, in line with the prior quarter of $51 per month. Consolidated revenues in the September 2000 quarter included $12.6 million of reciprocal compensation revenue, or 13% of revenues, slightly higher than the June 2000 quarter of 10% of revenues. The Company expects similar levels of overall consolidated revenue growth, in percentage terms, during the fourth quarter of 2000 and on a sequential quarterly basis throughout 2001.

      Consolidated gross margin as a percent of sales was 45.6% in the September 2000 quarter as compared with 48.1% of sales in the June 2000 quarter. Consolidated EBITDA losses for the September 2000 quarter were $25.2 million versus a $24.4 million EBITDA loss for the June 2000 quarter. Consolidated EBITDA losses as a percentage of revenues improved in the current quarter to 26.9% from 30.4% for the June 2000 quarter. Consolidated EBITDA losses were in line with expectations and the Company estimates consolidated EBITDA losses will be in a similar dollar range for the last quarter of calendar 2000. The Company expects consolidated EBITDA losses to decrease to a range of $30 million to $55 million for calendar 2001.

      As shown in Table 2, the Company's fourteen Class of 1996 markets continue to demonstrate strong financial results with sequential quarterly revenue growth of 14.2% in the September 2000 quarter and gross margin as a percentage of sales of 73.2%. Revenue for these markets has increased 82.7% as compared with the September 1999 quarter, while gross margins have been in excess of 70% of revenues for each of the past five quarters. As such, EBITDA before allocation of corporate overhead has increased from an annualized $58 million for the September 1999 quarter to an annualized $108 million, or almost 90%, for the September 2000 quarter. Furthermore, duringthe same period from the September 1999 quarter to the September 2000 quarter, the eight Class of 1997/1998 markets had a revenue increase of 108%, a grossmargin dollar increase of over 140% and an increase in annualized EBITDA from a negative ($5.4) million to a positive $8.8 million, or 15.6% of revenues. The Company believes these results continue to validate the facilities based integrated communications strategy being deployed by the Company as part of its nationwide expansion efforts.

      Access lines installed increased by 83,225 in the September 2000 quarter, resulting in an installed access line base of 576,857 as of September 30, 2000. Access lines sold as of September 30, 2000 totaled 612,544, an increase of 103,139 in the quarter. The Company expects additions of installed access lines of 80,000 to 100,000 in the fourth quarter of 2000 and 450,000 to 550,000 for calendar 2001. Furthermore, the Company expects the majority of its access line additions from this point forward to be serviced on the Company's network. The following table summarizes the Company's installed access lines as of September 30, 2000 and for the quarter then ended.

                For the Three Months
                 Ended September 30,            As of
                         2000             September 30, 2000
                ----------------------  ----------------------
                  Lines      Percent      Lines     Percent
                ----------- ----------  ---------- -----------
On-Network         20,250        24%     225,259         39%
Type II             6,132         8%      55,091         10%
Off-Network        56,843        68%     296,507         51%
                ----------- ----------  ---------- -----------
Totals             83,225       100%     576,857        100%

      Access lines converted onto the Company's own network through a combination of leased T-1s, unbundled network elements and on-net fiber services totaled 12,120 for the September 2000 quarter, a substantial increase over the June 2000 quarter which had approximately 4,000 lines converted. While the Verizon strike had some impact on the September 2000 quarter conversions and will impact the December 2000 quarter expected results somewhat less, the Company expects to exceed 20,000 lines converted in the December 2000 quarter.

      During the September 2000 quarter, the Company and its consolidated subsidiaries invested approximately $188.1 million in capital expenditures which was in line with expectations and relates primarily to local market construction and the nationwide network build-out. As of September 30, 2000, total gross property, plant and equipment of the Company and its consolidated subsidiaries was approximately $1.6 billion. The Company's condensed consolidated statements of operations and balance sheets are attached on Table 3 and Table 4, respectively.

      During the September 2000 quarter, the Company funded a portion of its free cash flow deficit with draws of approximately $253.6 million under a $500 million bank credit commitment. As of September 30, 2000, $349.7 million was drawn on the bank credit facility. The Company expects to fund its projected future deficits through early 2002 through a combination of additional draws under the credit facility, additional bank or institutional indebtedness, the issuance of public equity or equity linked securities in which the Company expects Adelphia Communications would participate, and capital contributions from minority partners (including potential Adelphia contributions) relating to the creation of new partnerships for the development of certain new markets. The Company expects to implement these financing plans in 2000 and the first half of 2001.

      A summary of the Company's non-financial statistical information as of September 30, 2000 follows:

                                              Under
                                 Active    Development(a)    Total
                               ----------- -------------  ----------
Local Route Miles                  8,439         2,600      11,049
Fiber Strand Miles               468,026       133,000     601,026
Long-Haul Route Miles              4,497        25,840      30,337
Buildings Connected on-network
  with owned facilities            3,161           N/A       3,161
Central Offices Connected
  on-network                         282           180         462
Lucent 5ESS Voice Switch              29             9          38
Data Switches                         26            10          36
Sales Employees                      741           N/A         741
Total Employees                    2,594           N/A       2,594
Average Lines per Customer            14           N/A          14

      (a) Includes projects in progress and, with respect to Local and Long-Haul Route Miles, also includes fiber under construction or under agreement with third party providers as of September 30, 2000. N/A indicates information is either not applicable or not available.

      Adelphia Business Solutions is a majority owned subsidiary of Adelphia Communications Corporation that provides integrated communications services to business customers through its state-of-the-art fiber optic communications network. The Company owns 100% of the interests in 76 of its 79 operational markets in which it currently offers communications services, with the remaining three markets operating as 50% owned joint ventures with a local partner. The Company is currently constructing a fully redundant, 33,000-mile nationwide long-haul fiber optic network, which combined with an estimated 15,000 local fiber route miles, will support the Company's full line of communication service offerings, including local and long distance voice services, messaging, high-speed data and internet services. For more information on Adelphia Business Solutions, or to review an electronic version of this press release visit the Company's web site at http://www.adelphia-abs.com.

      The Company will hold its quarterly conference call with investors on Friday November 10, 2000 at 10:00a.m. Eastern Standard Time (EST). The conference call can be accessed by dialing 1-800-482-5543 (passcode 845285). A telephone replay of the conference call will be available immediately following the call and through Friday, November 17, 2000. To access the replay, please dial 1-800-625-5288 (passcode 845285). In addition, the call will be broadcast live via the Internet on the Company's website at www.adelphia-abs.com. A recording of the conference call will be available on the Company's website from November 10, 2000 through November 24, 2000.

      The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include among others, competitive developments, risks associated with the Company's growth and financings, the cost and availability of capital, the development of the Company's markets, regulatory risks, reliance on vendors, dependence on its customers and their spending patterns, the ability of the Company to design and construct fiber optic networks and related facilities, and other risks which are discussed in the Company's filings with the Securities and Exchange Commission. Additional information regarding factors that may affect the business and financial results of Adelphia Business Solutions can be found in the Company's filings with the Securities and Exchange Commission, including the prospectus and most recent prospectus supplement under Registration Statement File No. 333-11142 (formerly No. 333-88927), under the caption "Risk Factors," and the Company's filings under the Securities Exchange Act of 1934. The Company does not undertake to update any forward looking statements in this press release or with respect to matters described herein.

Adelphia Business Solutions,Inc.
Table 1 - Unaudited Consolidated and
Joint Venture Operating Results

                                       Quarter Ended                  Quarter Ended                        Quarter Ended
                                    September 30, 2000                   June 30,2000                   September 30, 1999
                               -------------------------------- ---------------------------------- ---------------------------------
                                              Joint                             Joint                             Joint
                               Consolidated  Venture    Total    Consolidated  Venture    Total    Consolidated  Venture    Total
(dollars in thousands)           Operating  Operating Operating    Operating  Operating Operating   Operating   Operating Operating
                                  Results    Results   Results      Results    Results   Results     Results     Results   Results
                               -------------------------------- --------------------------------- ----------------------------------
Revenues                       $  93,551    $ 17,612  $111,163    $  80,214   $ 15,777 $  95,991   $  43,347   $  9,501  $  52,848

Direct Operating Expenses         50,893       4,441    55,334       41,661      4,112    45,773      15,862      2,526     18,388
                               -------------------------------- --------------------------------- ----------------------------------

Gross Margin                      42,658      13,171    55,829       38,553     11,665    50,218      27,485      6,975     34,460
Gross Margin Percentage            45.6%       74.8%     50.2%        48.1%      73.9%     52.3%       63.4%      73.4%      65.2%

Sales, General and
Administrative Expenses           67,845       7,710    75,555       62,922      7,122    70,044      39,972      4,194     44,166
                               -------------------------------- --------------------------------- ----------------------------------

EBITDA (a)                       (25,187)      5,461   (19,726)     (24,369)     4,543   (19,826)    (12,487)     2,781     (9,706)
                               -------------------------------- --------------------------------- ----------------------------------
EBITDA Percentage of Revenues     (26.9%)      31.0%    (17.7%)      (30.4%)     28.8%    (20.7%)     (28.8%)     29.3%     (18.4%)


                                    September 2000 Quarter           September 2000 Quarter
                                               vs.                              vs.
                                       June 2000, Quarter            September 1999 Quarter
                               -------------------------------- ---------------------------------
                                              Joint                             Joint
Percent Change Comparison      Consolidated  Venture    Total    Consolidated  Venture    Total
                                 Operating  Operating Operating    Operating  Operating Operating
                                  Results    Results   Results      Results    Results   Results
                               -------------------------------- ---------------------------------
Revenues                            16.6%      11.6%     15.8%       115.8%      85.4%    110.3%

Direct Operating Expenses           22.2%       8.0%     20.9%       220.8%      75.8%    200.9%
                               -------------------------------- ---------------------------------

Gross Margin                        10.7%      12.9%     11.2%        55.2%      88.8%     62.0%

Sales, General and
Administrative Expenses              7.8%       8.3%      7.9%        69.7%      83.8%     71.1%
                               -------------------------------- ---------------------------------

EBITDA (a)                          (3.4%)     20.2%      0.5%      (101.7%)     96.4%   (103.2%)
                               -------------------------------- ---------------------------------

Table 1 summarizes operating results for (i) Adelphia Business Solutions and its consolidated subsidiaries and (ii) its three non-consolidated joint ventures.

(a)Earnings before interest, income taxes, depreciation and amortization, non-cash stock compensation and other income/expense ("EBITDA") and similar measures of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity as defined by GAAP, and while EBITDA may not be comparable to other similarly titled measures of other companies, management of Adelphia Business Solutions believes that EBITDA is a meaningful measure of performance.

Adelphia Business Solutions, Inc.
Table 2 - Unaudited Combined Results of Original and Expansion
Markets before allocateion of Corporate Overhead (a)

                           Quarter Ended September 30, 2000                      Quarter Ended June 30, 2000
                  -----------------------------------------------         -----------------------------------------------
                       Original         Expansion                              Original         Expansion
                        Markets          Markets                                Markets          Markets
                  ------------------ -----------------                    ------------------ -----------------
(dollars in         Class     Class    Class    Class    Total              Class     Class    Class    Class    Total
 thousands)          of        of        of      of    Operating             of        of        of      of    Operating
                    1996     1997/98    1999    2000   Results(a)           1996     1997/98    1999    2000   Results(a)
                  --------  -------- -------- -------- ----------         --------  -------- -------- -------- ----------
Revenue           $ 78,168  $ 14,061 $ 18,829 $   105  $  111,163         $ 68,478  $ 11,931 $ 15,576 $      6  $  95,991

Direct Operating
 Expenses           20,933     6,575   23,986     879      52,373           17,998     5,971   18,997      155     43,121
                  --------  -------- -------- -------- ----------         --------  -------- -------- -------- ----------

Gross Margin        57,235     7,486   (5,157)   (774)     58,790           50,480     5,960   (3,421)    (149)    52,870
Gross Margin
 Percentage          73.2%     53.2%   (27.4%)      NM      52.9%            73.7%     50.0%   (22.0%)      NM      55.1%

Sales, General
 and Administrative
 Expenses           30,171     5,296   21,689    3,519     60,675           31,825     4,980   18,545    1,910     57,260
                  --------  -------- -------- -------- ----------         --------  -------- -------- -------- ----------
EBITDA before
 allocation of
 Corporate
 Overhead (b)       27,064     2,190  (26,846)  (4,293)    (1,885)          18,655       980  (21,966)  (2,059)    (4,390)
                  --------  -------- -------- -------- ----------         --------  -------- -------- -------- ----------
EBITDA as a
 Percentage
 of Revenues         34.6%     15.6%  (142.6%)      NM      (1.7%)           27.2%      8.2%  (141.0%)      NM      (4.6%)

                            September 2000 Quarter vs.
                                 June 2000 Quarter
                           Percentage Change Comparison
                  -----------------------------------------------
                       Original         Expansion
                        Markets          Markets
                  ------------------ -----------------
Percent Change      Class     Class    Class    Class    Total
Comparison           of        of        of      of    Operating
                    1996     1997/98    1999    2000   Results(a)
                  --------  -------- -------- -------- ----------

Revenues             14.2%     17.9%    20.9%       NM      15.8%

Direct Operating
 Expenses            16.3%     10.1%    26.3%       NM      21.5%
                  --------  -------- -------- -------- ----------

Gross Margin         13.4%     25.6%    50.7%       NM      11.2%

Sales, General
 and Administrative
 Expenses            (5.2%)     6.3%    17.0%       NM       6.0%
                  --------  -------- -------- -------- ----------
EDITDA before
 allocation of
 Corporate
 Overhead (b)        45.1%    123.5%   (22.2%)      NM      57.1%
                  --------  -------- -------- -------- ----------

(a) Table 2 summarizes operating results before the allocation of corporate overhead for Adelphia Business Solutions' Original and Expansion Markets, grouped by the year or years in which operations commenced. Operating Results are presented before an allocation of Corporate Overhead for network operating control center, engineering and other administrative support functions totaling $17.1 million in the September 2000 quarter and $15.9 million in the June 2000 quarter. The Expansion Markets include thirty markets in the Class of 1999 and twenty-seven markets in the Class of 2000.

(b)Earnings before interest, income taxes, depreciation and amortization, other income/expense and noncash stock compensation ("EBITDA") and similar measures of cashflow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity as defined by GAAP, and while EBITDA may not be comparable to other similarly titled measure of other companies, management of Adelphia Business Solutions believes that EBITDA is a meaningful measure of performance.

Adelphia Business Solutions,Inc.
Table 2 (Cont.) - Unaudited Combined Results of Original and Expansion Markets before allocation of Corporate Overhead (a)

                        Quarter Ended September 30, 2000                            Quarter Ended September 30, 1999
                  -----------------------------------------------         -----------------------------------------------
                       Original         Expansion                              Original         Expansion
                        Markets          Markets                                Markets          Markets
                  ------------------ -----------------                    ------------------ -----------------
(dollars in         Class     Class    Class    Class    Total              Class     Class    Class    Class    Total
 thousands)          of        of        of      of    Operating             of        of        of      of    Operating
                    1996     1997/98    1999    2000   Results(a)           1996     1997/98    1999    2000   Results(a)
                  --------  -------- -------- -------- ----------         --------  -------- -------- -------- ----------
Revenue           $ 78,168  $ 14,061 $ 18,829 $    105 $ 111,163          $ 42,785  $  6,730   $3,335 $    -   $   52,850

Direct
 Operating
 Expenses           20,933     6,575   23,986      879    52,373            10,507     3,616    2,707     (1)      16,829
                  --------  -------- -------- -------- ----------         --------  -------- -------- -------- ----------

Gross Margin        57,235     7,486   (5,157)    (774)   58,790            32,278     3,114      628      1       36,021
Gross Margin
 Percentage          73.2%     53.2%   (27.4%)      NM     52.9%             75.4%     46.3%    18.8%     NM        68.2%

Sales, General
 and Administrative
 Expenses           30,171     5,296   21,689    3,519    60,675            17,778     4,460   13,067     87       35,392
                  --------  -------- -------- -------- ----------         --------  -------- -------- -------- ----------
EBITDA before
 allocation
 of Corporate
 Overhead (b)       27,064     2,190  (26,846)  (4,293)   (1,885)           14,500    (1,346) (12,439)   (86)         629
                  --------  -------- -------- -------- ----------         --------  -------- -------- -------- ----------
EBITDA
 Percentage
 of Revenues         34.6%     15.6%  (142.6%)      NM     (1.7%)            33.9%    (20.0%) (373.0%)    NM         1.2%

                             September 2000 Quarter vs.
                               September 1999 Quarter
                            Percentage Change Comparison
                  -----------------------------------------------
                       Original         Expansion
                        Markets          Markets
                  ------------------ -----------------
Percent Change      Class     Class    Class    Class    Total
Comparison           of        of        of      of    Operating
                    1996     1997/98    1999    2000   Results(a)
                  --------  -------- -------- -------- ----------

Revenues             82.7%    108.9%   464.6%       NM    110.3%

Direct
 Operating
 Expenses            99.2%     81.8%   786.1%       NM    211.2%
                  --------  -------- -------- -------- ----------
Gross Margin         77.3%    140.4%       NM       NM     63.2%

Sales, General
 and Administrative
 Expenses            69.7%     18.7%    66.0%       NM     71.4%
                  --------  -------- -------- -------- ----------
EDITDA before
 allocation of
 Corporate
 Overhead (b)        86.6%        NM  (115.8%)      NM        NM
                  --------  -------- -------- -------- ----------

(a)Table 2 summarizes operating results before the allocation of corporate overhead for Adelphia Business Solutions' Original and Expansion Markets, grouped by the year or years in which operations commenced. Operating Results are presented before an allocation of Corporate Overhead for network operating control center, engineering and other administrative support functions totaling $17.1 million in the September 2000 quarter and $10.3 million in the September 1999 quarter. The Expansion Markets include thirty markets in the Class of 1999 and twenty-seven markets in the Class of 2000.

(b)Earnings before interest, income taxes, depreciation and amortization, other income/expense and noncash stock compensation ("EBITDA") and similar measures of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity as defined by GAAP, and while EBITDA may not be comparable to other similarly titled measure of other companies, management of Adelphia Business Solutions believes that EBITDA is a meaningful measure of performance.

ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
TABLE 3 - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (Amounts in thousands, except per share amounts)



                                             Three Months Ended        Nine Months Ended
                                               September 30,             September 30,
                                           ----------------------    ----------------------
                                              1999         2000        1999         2000
                                           ---------    ---------    ---------    ---------

Revenues ..............................    $ 43,347     $ 93,551    $  99,000    $ 243,066
                                           ---------    ---------   ----------   ----------

Operating expenses:
  Network operations ..................      15,862       50,893       36,037      126,286
  Selling, general and administrative .      39,269       67,845       92,915      188,814
  Noncash stock compensation ..........         703         (640)         703          585
  Depreciation and amortization .......      18,168       27,103       45,289       73,230
                                           ---------    ---------   ----------   ----------
          Total .......................      74,002      145,201      174,944      388,915
                                           ---------    ---------   ----------   ----------

Operating loss ........................     (30,655)     (51,650)     (75,944)    (145,849)

Other income (expense):
  Interest income .....................       2,867        1,247       19,645        2,671
  Interest income-affiliate ...........       1,336         ---         6,943        6,282
  Interest expense ....................     (19,045)     (16,748)     (56,383)     (44,942)
                                           ---------    ---------   ----------   ----------

Loss before income taxes and equity in
 net (loss)income of joint ventures ...     (45,497)     (67,151)    (105,739)    (181,838)

Income tax expense ....................          ---          ---          (4)          ---
                                           ---------    ---------   ----------   ----------

Loss before equity in net (loss) income
 of joint ventures ....................     (45,497)     (67,151)    (105,743)    (181,838)

Equity in net (loss) income of joint
 ventures .............................        (246)         381       (7,340)         (70)
                                           ---------    ---------   ----------   ----------

Net loss ..............................     (45,743)     (66,770)    (113,083)    (181,908)

Dividend requirements applicable to
 preferred stock ......................      (7,969)      (9,053)     (23,168)     (26,321)
                                           ---------    ---------   ----------   ----------

Net loss applicable to common
 stockholders .........................    $(53,712)    $(75,823)   $(136,251)   $(208,229)
                                           =========    =========   ==========   ==========

Basic and diluted net loss per
 weighted average share of common stock    $   (0.97)   $  (1.08)   $    (2.46)  $   (2.98)
                                           =========    =========   ==========   ==========


Weighted average shares of
 common stock outstanding .............      55,497       70,531       55,497       69,788
                                           =========    =========   ==========   ==========


ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
TABLE 4 - CONDENSED CONSOLIDATED BALANCE SHEETS  (Unaudited)
(Dollars in thousands, except per share amounts)


                                                           December 31,   September 30,
                                                               1999           2000
                                                           ------------   ------------
ASSETS:
Current assets:

     Cash and cash equivalents .........................   $     2,133    $     2,466
     Due from parent - net .............................       392,629             --
     Due from affiliates - net .........................         6,230             --
     Accounts receivable - net .........................        68,075        108,755
     Other current assets ..............................         9,852         16,489
                                                           ------------   ------------
          Total current assets .........................       478,919        127,710

U.S. government securities - pledged ...................        29,899             --
Restricted cash ........................................            --         66,652
Investments ............................................        44,066         51,197
Property, plant and equipment - net ....................       943,756      1,384,844
Other assets - net .....................................        67,063         95,965
                                                           ------------   ------------

          Total ........................................   $ 1,563,703    $ 1,726,368
                                                           ============   ============

LIABILITIES, PREFERRED STOCK, COMMON STOCK AND
OTHER STOCKHOLDERS' EQUITY (DEFICIENCY):


Current liabilities:

      Accounts payable .................................   $   150,151    $    78,677
      Due to affiliates-net ............................           --           5,106
      Accrued interest and other current liabilities ...        27,595         33,575
                                                           ------------   ------------
          Total current liabilities ....................       177,746        117,358

13% Senior discount notes due 2003 .....................       253,860        281,764
12 1/4% Senior secured notes due 2004 ..................       250,000        250,000
12% Senior subordinated notes due 2007 .................       300,000        300,000
Note payable ...........................................           --         349,709
Other debt .............................................        41,318         54,892
                                                           ------------   ------------
          Total liabilities ............................     1,022,924      1,353,723
                                                           ------------   ------------

12 7/8% Senior exchangeable redeemable preferred stock .       260,848        287,584
                                                           ------------   ------------

Common stock and other stockholders' equity:
  Class A common stock, $0.01 par value, 800,000,000
     shares authorized, 34,066,587 and 35,749,866 shares
     outstanding, respectively .........................           341            357
  Class B common stock, $0.01 par value, 400,000,000
     shares authorized, 35,371,458 and 35,143,859 shares
     outstanding, respectively .........................           354            351

  Additional paid in capital ...........................       666,021        652,619
  Class B common stock warrants ........................         2,177          1,370
  Unearned stock compensation ..........................        (5,715)        (4,481)
  Accumulated deficit ..................................      (383,247)      (565,155)
                                                           ------------   ------------
          Total common stock and other stockholders'
           equity ......................................       279,931         85,061
                                                           ------------   ------------
          Total ........................................   $ 1,563,703    $ 1,726,368
                                                           ============   ============
